Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Millrose Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Common Stock, par value $0.01 per share	Rule 457(h)	11,620,019(3)	$21.43	$249,017,007	0.00015310	$38,124.50

	Total Offering Amounts					$249,017,007		$38,124.50

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$38,124.50

(1)  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A Common Stock (“Class A Common Stock”) of Millrose Properties, Inc. (the “Registrant”) that become issuable under the Millrose Properties, Inc. 2024 Omnibus Incentive Plan (the “2024 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) of the Securities Act. The maximum offering price per share and maximum aggregate offering price are based on a price of $21.43, which was the average of the high and low sales price per share of Class A Common Stock reported on the New York Stock Exchange on March 13, 2025.

(3)  Consists of 11,620,019 shares of Class A Common Stock available for issuance under the 2024 Plan.